Exhibit 99.1

Graf Industrial Corp., Founded by James A. Graf and Michael E. Dee, Announces Pricing of $225 Million Initial Public Offering

HOUSTON, October 15, 2018 /PRNewswire/ — Graf Industrial Corp. (the “Company”) announced today the pricing of its initial public offering of 22,500,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “GRAF.U” beginning on October 16, 2018. Each unit consists of one share of common stock and one warrant to purchase one-half of one share of common stock (or three-quarters of one share of common stock in the event the closing of an initial business combination occurs after 15 months from the closing date of the initial public offering) at a price of $11.50 per whole share. After the securities comprising the units begin separate trading, the common stock and the warrants are expected to be listed on the NYSE under the symbols “GRAF” and GRAF WS” respectively.

Graf Industrial Corp. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company was founded by James A. Graf and Michael E. Dee. While the Company may pursue a business combination in any industry, the Company intends to focus its search for a business or businesses in the diversified industrials sector, including industrial manufacturing, technology, distribution and services.

EarlyBirdCapital, Inc. and Oppenheimer & Co. Inc. are acting as the joint book-running managers and I-Bankers Securities, Inc. is acting as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,375,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on October 15, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, New York 10017, Phone: 212-661-4933, Email: Jcarter@ebcap.com; and from Oppenheimer & Co. Inc., Attn: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, New York 10004, Phone: 212-667-8055, Email: EquityProspectus@opco.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
James A. Graf

james@grafacq.com
281-515-3517

SOURCE Graf Industrial Corp.